CERTIFICATION

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned hereby certifies in his capacity as an officer of Southern Missouri Bancorp, Inc. (the “Company”) that the quarterly report of the Company on Form 10-Q for the quarter ended December 31, 2012, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date: February 14, 2013	By:	/s/ Greg A. Steffens
Greg A. Steffens
President & Chief Executive Officer
(Principal Executive Officer)

Date: February 14, 2012	By:	/s/ Matthew T. Funke
Matthew T. Funke
Chief Financial Officer
(Principal Financial Officer)